Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS SECOND QUARTER 2022 FINANCIAL AND OPERATING RESULTS; ENHANCES CAPITAL RETURN PROGRAM AND INCREASES BUYBACK AUTHORIZATION TO $750 MILLION

MIDLAND, Texas, August 1, 2022 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the second quarter ended June 30, 2022.

Additionally, the Company announced today that beginning in the third quarter of 2022, the Board of Directors of Viper’s General Partner (the “Board”) has approved a base annual distribution of $1.00 per common unit as well as a return of capital commitment of at least 75% of cash available for distribution. Viper’s base distribution is expected to be supplemented by additional return of capital in the form of variable distributions and opportunistic unit repurchases. As part of this enhanced capital return program, the Board also increased the authorization of its common unit repurchase program to $750.0 million, up from $250.0 million previously.

SECOND QUARTER HIGHLIGHTS
•Q2 2022 average production of 19,758 bo/d (33,560 boe/d), an increase of 9% from Q1 2022 and 20% year over year
•Q2 2022 consolidated net income (including non-controlling interest) of $171.6 million; net income attributable to Viper Energy Partners LP of $34.0 million, or $0.44 per common unit
•Adjusted net income (as defined and reconciled below) of $167.0 million, or $2.18 per common unit
•Q2 2022 cash distribution of $0.81 per common unit, representing approximately 70% of total cash available for distribution (as defined and reconciled below) of $1.16 per common unit; $0.81 distribution is up 21% quarter over quarter and implies a 10.5% annualized yield based on the July 29, 2022 unit closing price of $30.74
•Repurchased 1.0 million common units in Q2 2022 for an aggregate of $28.9 million (average price of $28.38 per unit); repurchased 0.8 million common units to date in Q3 2022 for $20.1 million (average price of $26.51 per unit)
•Q2 2022 Consolidated Adjusted EBITDA (as defined and reconciled below) of $215.1 million and cash available for distribution to Viper’s common units (as defined and reconciled below) of $88.0 million
•Ended the second quarter of 2022 with total long-term debt of $680.4 million and net debt (as defined and reconciled below) of $676.0 million
•180 total gross (5.7 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q2 2022 with an average lateral length of 9,785 feet

•Initiating average daily production guidance for Q3 2022 and Q4 2022 of 19,250 to 20,250 bo/d (32,750 to 34,500 boe/d)
•Increasing full year 2022 average daily production guidance to 19,000 to 19,750 bo/d (32,500 to 33,750 boe/d), an increase of 4.0% at the midpoint
•As of July 13, 2022, there were approximately 550 gross horizontal wells in the process of active development on Viper’s acreage in which Viper expects to own an average 1.6% net royalty interest (9.0 net 100% royalty interest wells)
•Approximately 558 gross (12.5 net 100% royalty interest) line-of-sight wells on Viper’s acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits
•Approximately 55% of distributions paid in 2022 are expected to be reasonably estimated to constitute non-taxable reductions to the tax basis, and not dividends, for U.S. federal income tax purposes

ENHANCED CAPITAL RETURN PROGRAM
•Implementing base annual distribution of $1.00 per unit; implies a 3.3% annualized yield based on the July 29, 2022 unit closing price of $30.74
•Increasing return of capital commitment to at least 75% of cash available for distribution, inclusive of the base distribution, variable distributions and opportunistic unit repurchases
•Increasing authorization for common unit repurchase program to $750.0 million, up from $250.0 million previously

“The second quarter was an outstanding quarter for Viper as oil production grew nine percent quarter over quarter, which, combined with the benefit of increasing commodity prices and no inflationary cost pressures, resulted in a 20% increase in cash available for distribution. Importantly, the significant increase in production was driven primarily by a record 4.8 net wells being turned to production by Diamondback during the quarter. As a result of Diamondback’s consistent focus on developing Viper’s high concentration royalty acreage, primarily in the Northern Midland Basin, as well as continued strong activity levels by third party operators, Viper is increasing our guidance for oil production for the full year 2022 by 4% at the midpoint,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Additionally, Viper today announced the next step in the evolution of our capital return program. The Board has approved, beginning in the third quarter, an annual base distribution of $1.00 per unit, which provides a competitive yield of 3.3% at today’s unit price, and which would represent an annual distribution roughly equal to 50% of our estimated cash available for distribution assuming $50 WTI. The Board also approved an increase to our return of capital commitment to at least 75% of cash available for distribution. To meet this commitment, our base distribution is expected to be supplemented by additional return of capital in the form of variable distributions and opportunistic unit repurchases.”

Mr. Stice continued, “The enhanced return of capital framework announced today, along with the increase in the unit repurchase authorization, displays the confidence we have in our forward outlook. The optionality provided by the variable return of capital beyond our base distribution will allow greater flexibility in taking advantage of extreme market volatility and the current dislocation from the long-term intrinsic value of our asset base. Going forward, we remain committed to generating the highest value proposition for our unitholders, whether that be allocating capital to a growing base distribution, variable distribution or opportunistic unit repurchases.”

FINANCIAL UPDATE

Viper’s second quarter 2022 average unhedged realized prices were $106.34 per barrel of oil, $6.10 per Mcf of natural gas and $39.28 per barrel of natural gas liquids, resulting in a total equivalent realized price of $78.20/boe.

Viper’s second quarter 2022 average hedged realized prices were $105.59 per barrel of oil, $4.72 per Mcf of natural gas and $39.28 per barrel of natural gas liquids, resulting in a total equivalent realized price of $75.99/boe.

During the second quarter of 2022, the Company recorded total operating income of $239.3 million and consolidated net income (including non-controlling interest) of $171.6 million. Through the first half of 2022, Viper generated $441.2 million in operating income and $299.7 million in consolidated net income.

During the second quarter of 2022, the Company repurchased $49.6 million of the outstanding principal of its 5.375% Senior Notes due 2027 at an average cost of 98.7% of par, or $49.0 million in aggregate.

As of June 30, 2022, the Company had a cash balance of $4.3 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $680.4 million, resulting in net debt (as defined and reconciled below) of $676.0 million. Viper’s outstanding long-term debt as of June 30, 2022 consisted of $430.4 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $250.0 million in borrowings on its revolving credit facility, leaving $250.0 million available for future borrowings and $254.3 million of total liquidity.

SECOND QUARTER 2022 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

The Board declared a cash distribution for the three months ended June 30, 2022 of $0.81 per common unit. The distribution is payable on August 23, 2022 to eligible common unitholders of record at the close of business on August 16, 2022. This distribution represents approximately 70% of total cash available for distribution.

On May 19, 2022, Viper made a cash distribution to its common unitholders and subsequently has reasonably estimated that a portion of that distribution, as well as a portion of the distribution payable on August 23, 2022, should not constitute dividends for U.S. federal income tax purposes. Rather, approximately 55% of distributions that have been paid, or which are expected to be paid, in 2022 are estimated to constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

During the second quarter of 2022, Viper repurchased 1.0 million common units for an aggregate purchase price of $28.9 million (average price of $28.38 per unit). From the end of the second quarter through July 29, 2022, the Company repurchased an additional 0.8 million common units for an aggregate purchase price of $20.1 million (average price of $26.51 per unit). In total through July 29, 2022, the Company repurchased 8.0 million common units for an aggregate of $158.4 million, reflecting an average price of $19.75 per unit.

Additionally, the Company announced today that the Board increased the authorization of its common unit repurchase program to $750.0 million, up from $250.0 million previously. Viper has expended approximately 21% of the increased authorized amount, leaving approximately $591.6 million remaining on the increased authorization as of July 29, 2022.

OPERATIONS UPDATE

During the second quarter of 2022, Viper estimates that 180 gross (5.7 net 100% royalty interest) horizontal wells with an average royalty interest of 3.2% were turned to production on its acreage position with an average lateral length of 9,785 feet. Of these 180 gross wells, Diamondback is the operator of 54 gross wells, with an average royalty interest of 8.9%, and the remaining 126 gross wells, with an average royalty interest of 0.7%, are operated by third parties.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (second quarter 2022)(1):
Gross wells	54	126	180
Net 100% royalty interest wells	4.8	0.9	5.7
Average percent net royalty interest	8.9%	0.7%	3.2%

Horizontal producing well count (as of July 13, 2022):
Gross wells	1,451	4,521	5,972
Net 100% royalty interest wells	109.7	61.9	171.6
Average percent net royalty interest	7.6%	1.4%	2.9%

Horizontal active development well count (as of July 13, 2022):
Gross wells	75	475	550
Net 100% royalty interest wells	4.2	4.8	9.0
Average percent net royalty interest	5.6%	1.0%	1.6%

Line of sight wells (as of July 13, 2022):
Gross wells	145	413	558
Net 100% royalty interest wells	8.3	4.2	12.5
Average percent net royalty interest	5.7%	1.0%	2.2%
(1) Average lateral length of 9,785 feet.

The 550 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 47 gross rigs operating on Viper’s acreage, seven of which are operated by Diamondback. The 558 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s updated guidance for the full year 2022, as well as average production guidance for Q3 2022 and Q4 2022.

Viper Energy Partners

Q3 2022 / Q4 2022 Net Production - MBo/d	19.25 - 20.25
Q3 2022 / Q4 2022 Net Production - MBoe/d	32.75 - 34.50
Full Year 2022 Net Production - MBo/d	19.00 - 19.75
Full Year 2022 Net Production - MBoe/d	32.50 - 33.75

Unit costs ($/boe)
Depletion	$9.75 - $10.75
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.20
Interest Expense(1)	$3.25 - $3.75

Production and Ad Valorem Taxes (% of Revenue) (2)	7%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy Partners LP)(3)	13% - 18%
Q3 2022 Cash Taxes ($ - million)(4)	$6.0 - $10.0
(1)Includes actual interest expense for the first half of 2022 plus expected interest for the remainder of 2022 assuming $430.0 million in principal of senior notes and current revolver balance.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.
(3)Pre-tax income attributable to Viper Energy Partners LP is reconciled below.
(4)Attributable to Viper Energy Partners LP.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2022 on Tuesday, August 2, 2022 at 11:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash distribution policy and common unit repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine on the global energy markets and geopolitical stability; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; transition risks relating to climate change and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy Partners LP
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$4,312	$39,448
Royalty income receivable (net of allowance for credit losses)	122,444	68,568
Royalty income receivable—related party	10,589	2,144
Derivative instruments	1,010	—
Other current assets	1,502	989
Total current assets	139,857	111,149
Property:
Oil and natural gas interests, full cost method of accounting ($1,409,092 and $1,640,172 excluded from depletion at June 30, 2022 and December 31, 2021, respectively)	3,482,392	3,513,590
Land	5,688	5,688
Accumulated depletion and impairment	(658,536)	(599,163)
Property, net	2,829,544	2,920,115
Derivative instruments	1,439	—
Other assets	1,145	2,757
Total assets	$2,971,985	$3,034,021
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$9	$69
Accrued liabilities	14,989	20,509
Derivative instruments	9,085	3,417
Income taxes payable	2,759	471
Total current liabilities	26,842	24,466
Long-term debt, net	674,383	776,727
Total liabilities	701,225	801,193
Unitholders’ equity:
General Partner	689	729
Common units (75,946,203 units issued and outstanding as of June 30, 2022 and 78,546,403 units issued and outstanding as of December 31, 2021)	733,998	813,161
Class B units (90,709,946 units issued and outstanding June 30, 2022 and December 31, 2021)	881	931
Total Viper Energy Partners LP unitholders’ equity	735,568	814,821
Non-controlling interest	1,535,192	1,418,007
Total equity	2,270,760	2,232,828
Total liabilities and unitholders’ equity	$2,971,985	$3,034,021

Viper Energy Partners LP
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating income:
Royalty income	$238,830	$113,458	$431,919	$209,970
Lease bonus income	329	484	9,011	809
Other operating income	163	208	295	347
Total operating income	239,322	114,150	441,225	211,126
Costs and expenses:
Production and ad valorem taxes	16,039	8,152	29,909	14,801
Depletion	31,962	23,978	59,373	48,864
General and administrative expenses	1,880	2,162	3,833	4,383
Total costs and expenses	49,881	34,292	93,115	68,048
Income (loss) from operations	189,441	79,858	348,110	143,078
Other income (expense):
Interest expense, net	(9,782)	(7,973)	(19,427)	(15,833)
Gain (loss) on derivative instruments, net	(1,889)	(29,546)	(20,248)	(61,050)
Other income, net	32	39	38	77
Total other expense, net	(11,639)	(37,480)	(39,637)	(76,806)
Income (loss) before income taxes	177,802	42,378	308,473	66,272
Provision for (benefit from) income taxes	6,182	—	8,812	35
Net income (loss)	171,620	42,378	299,661	66,237
Net income (loss) attributable to non-controlling interest	137,598	37,716	249,034	64,595
Net income (loss) attributable to Viper Energy Partners LP	$34,022	$4,662	$50,627	$1,642

Net income (loss) attributable to common limited partner units:
Basic	$0.44	$0.07	$0.66	$0.03
Diluted	$0.44	$0.07	$0.66	$0.03
Weighted average number of common limited partner units outstanding:
Basic	76,620	64,672	76,861	65,014
Diluted	76,729	64,795	76,978	65,151

Viper Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$171,620	$42,378	$299,661	$66,237
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion	31,962	23,978	59,373	48,864
(Gain) loss on derivative instruments, net	1,889	29,546	20,248	61,050
Net cash receipts (payments) on derivatives	(6,765)	(20,940)	(17,029)	(35,882)
Other	1,505	1,091	2,893	1,992
Changes in operating assets and liabilities:
Royalty income receivable	(23,944)	(220)	(53,876)	(9,801)
Royalty income receivable—related party	(6,397)	1,842	(8,445)	(1,681)
Accounts payable and accrued liabilities	(5,788)	(2,467)	(5,580)	(1,107)
Other	(900)	(187)	1,775	8
Net cash provided by (used in) operating activities	163,182	75,021	299,020	129,680
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(759)	(745)	1,862	(819)
Proceeds from sale of assets	—	—	29,336	—
Net cash provided by (used in) investing activities	(759)	(745)	31,198	(819)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	100,000	25,000	144,000	25,000
Repayment on credit facility	(98,000)	(20,000)	(198,000)	(47,000)
Repayment of senior notes	(48,963)	—	(48,963)	—
Repurchased units as part of unit buyback	(28,949)	(6,779)	(68,209)	(19,822)
Distributions to public	(51,190)	(16,047)	(87,084)	(25,107)
Distributions to Diamondback	(64,012)	(22,886)	(107,015)	(35,712)
Other	(63)	(2,869)	(83)	(2,919)
Net cash provided by (used in) financing activities	(191,177)	(43,581)	(365,354)	(105,560)
Net increase (decrease) in cash and cash equivalents	(28,754)	30,695	(35,136)	23,301
Cash, cash equivalents and restricted cash at beginning of period	33,066	11,727	39,448	19,121
Cash, cash equivalents and restricted cash at end of period	$4,312	$42,422	$4,312	$42,422

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended June 30, 2022	Three Months Ended March 31, 2022	Three Months Ended June 30, 2021
Production Data:
Oil (MBbls)	1,798	1,633	1,503
Natural gas (MMcf)	3,898	3,729	3,219
Natural gas liquids (MBbls)	607	586	449
Combined volumes (MBOE)(1)	3,054	2,841	2,489

Average daily oil volumes (BO/d)	19,758	18,144	16,516
Average daily combined volumes (BOE/d)	33,560	31,567	27,352

Average sales prices:
Oil ($/Bbl)	$106.34	$94.95	$62.51
Natural gas ($/Mcf)	$6.10	$4.07	$2.96
Natural gas liquids ($/Bbl)	$39.28	$38.99	$22.21
Combined ($/BOE)(2)	$78.20	$67.97	$45.58

Oil, hedged ($/Bbl)(3)	$105.59	$92.05	$48.58
Natural gas, hedged ($/Mcf)(3)	$4.72	$3.71	$2.96
Natural gas liquids ($/Bbl)(3)	$39.28	$38.99	$22.21
Combined price, hedged ($/BOE)(3)	$75.99	$65.82	$37.18

Average Costs ($/BOE):
Production and ad valorem taxes	$5.25	$4.88	$3.28
General and administrative - cash component(4)	0.51	0.59	0.73
Total operating expense - cash	$5.76	$5.47	$4.01

General and administrative - non-cash unit compensation expense	$0.11	$0.10	$0.14
Interest expense, net	$3.20	$3.39	$3.20
Depletion	$10.47	$9.65	$9.63
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, cash paid for tax withholding on vested common units, distribution equivalent rights and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

Three Months Ended
June 30, 2022
Net income (loss) attributable to Viper Energy Partners LP	$34,022
Net income (loss) attributable to non-controlling interest	137,598
Net income (loss)	171,620
Interest expense, net	9,782
Non-cash unit-based compensation expense	335
Depletion	31,962
Non-cash (gain) loss on derivative instruments	(4,876)
(Gain) loss on extinguishment of debt	73
Provision for (benefit from) income taxes	6,182
Consolidated Adjusted EBITDA	215,078
Less: Adjusted EBITDA attributable to non-controlling interest(1)	116,763
Adjusted EBITDA attributable to Viper Energy Partners LP	$98,315

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	$(6,182)
Debt service, contractual obligations, fixed charges and reserves	(3,993)
Distribution equivalent rights payments	(113)
Preferred distributions	(45)
Cash available for distribution to Viper Energy Partners LP unitholders	$87,982

Common limited partner units outstanding	75,946

Cash available for distribution per limited partner unit	$1.16
Cash per unit approved for distribution	$0.81
(1) Does not take into account special income allocation consideration.

The following tables present a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy Partners LP. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy Partners LP, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to Viper Energy Partners LP unitholders.

Viper Energy Partners LP
Pre-tax income attributable to Viper Energy Partners LP
(unaudited, in thousands)

Three Months Ended
June 30, 2022
Income (loss) before income taxes	$177,802
Less: Net income (loss) attributable to non-controlling interest	137,598
Pre-tax income attributable to Viper Energy Partners LP	$40,204

Provision for (benefit from) income taxes	$6,182
Effective tax rate attributable to Viper Energy Partners LP	15.4%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of net income (loss) attributable to Viper Energy Partners LP to adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30, 2022
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP	$34,022	$0.44
Net income (loss) attributable to non-controlling interest	137,598	1.79
Net income (loss)	171,620	2.23
Non-cash (gain) loss on derivative instruments, net	(4,876)	(0.06)
(Gain) loss on extinguishment of debt	73	—
Adjusted income excluding above items	166,817	2.17
Income tax adjustment for above items	167	0.01
Adjusted net income (loss)	166,984	2.18
Less: Adjusted net income (loss) attributed to non-controlling interests	133,880	1.75
Adjusted net income (loss) attributable to Viper Energy Partners LP	$33,104	$0.43

Weighted average common units outstanding:
Basic		76,620
Diluted		76,729

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	June 30, 2022	Net Q2 Principal Borrowings/(Repayments)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(in thousands)
Total long-term debt(1)	$680,350	$(47,588)	$727,938	$783,938	$571,938	$541,938
Cash and cash equivalents	(4,312)		(33,066)	(39,448)	(41,515)	(42,422)
Net debt	$676,038		$694,872	$744,490	$530,423	$499,516
(1) Excludes debt issuance costs, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2022(1)	Q4 2022	Q1 2023
Collars - WTI (Cushing)	—	4,000	—
Floor Price	$—	$50.00	$—
Ceiling Price	$—	$128.01	$—
Deferred Premium Puts - WTI (Cushing)	10,000	8,000	6,000
Strike	$47.00	$55.00	$55.00
Premium	$(1.22)	$(1.54)	$(1.87)

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q3 2022	Q4 2022	Q1 2023
Costless Collars - Henry Hub	20,000	20,000	—
Floor Price	$2.50	$2.50	$—
Ceiling Price	$4.62	$4.62	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Natural Gas Basis Swaps - Waha Hub	30,000	30,000	30,000	30,000
Swap Price	$(1.33)	$(1.33)	$(1.33)	$(1.33)
(1)During the third quarter of 2022, Viper paid $2.4 million related to the termination or restructuring of certain commodity derivative positions prior to their contractual maturities.

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.